Exhibit 10.1
CONSULTING AGREEMENT
THIS CONSULTING AGREEMENT (“Agreement”) is made by and between ConAgra Foods, Inc., a Delaware corporation (“Company”), and Robert F. Sharpe, Jr. (“Consultant”) and is effective May 30, 2011.
NOW, THEREFORE, it is agreed as follows:
     1. NATURE OF ARRANGEMENT.
Consultant retired from the Company on May 29, 2011. Such retirement shall be a “termination of employment” under Consultant’s October 30, 2010 Second Amended and Restated Employment Agreement between Consultant and the Company (“Employment Agreement”). Consultant and the Company have agreed that following Consultant’s retirement from the Company, Consultant will provide part-time non-employee consulting and advisory services as assigned by the Company’s Chief Administrative Officer (“CAO”), including but not limited to, advisory work on (a) specified human resources matters, (b) investor relations matters upon request, and (b) strategic projects, including specified mergers and acquisitions activity (the “Services”). Consultant shall report to the CAO in performing the Services.
Consultant shall provide Services at the request of the CAO for a six (6) month period beginning on May 30, 2011 and ending on November 30, 2011. Notwithstanding the foregoing, either Consultant or the Company may terminate this Agreement upon 60 days’ prior written notice to the other party.
It is intended that the level of bona fide services Consultant will perform on and after May 30, 2011 for the Company will permanently decrease to no more than twenty (20) percent of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period, and the Company and Consultant will cooperate to ensure this result. As a result, it is contemplated that the Consultant will experience a Separation from Service, within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) at the end of the day on May 29, 2011. For purposes of determining the Consultant’s level of past and future services, the “Company” shall include the Company and (i) any corporation that is a member of a controlled group of corporations (as defined by Section 414(b) of the Code) that includes the Company, and (ii) any trade or business (whether or not incorporated) that is under common control (as defined in Code Section 414(c)) with the Company. As applicable for specific programs of Code Section 409A deferred compensation (including, for example, the Voluntary Deferred Compensation Plan and the Nonqualified Pension Plan), a lower ownership level shall be substituted for the 80 percent (80%) ownership level that ordinarily applies in determining controlled group members under Code Sections 414(b) and 414(c).
As an independent contractor, Consultant is free to provide consulting and advisory services to other clients (directly or indirectly as a consultant to another entity) as long as the clients ultimately receiving the benefit of Consultant’s services are not food companies with revenues over $1 billion.
Consultant is free to determine the specific methods and steps used in rendering the Services and the location at which he will perform the Services, subject to being reasonably available to attend meetings on an in-person basis as requested. The Company will provide Consultant continued access to its IT systems and scheduling and travel assistance when related to the Services.
Except as expressly provided by Company, Consultant does not have any authority—whether real or apparent—to enter into contracts or agreements by or on behalf of Company and shall not act as an agent or representative of Company.
     2. COMPENSATION.
In consideration for rendering Services to the Company, the Company shall compensate Consultant at the rate of $20,000 per month, commencing with the month of June. The Company shall make payment to Consultant of the amount due for a month in advance within the first five (5) days of the month (provided that, for the month of June, the Company shall make payment promptly following the date hereof).
Consultant is authorized to incur reasonable expenses necessary to carry out his duties under this Agreement, including expenses necessary for travel, long-distance telephone, express delivery services, and similar items related to such duties (“Expenses”). The Company shall provide Consultant a monthly payment of $5,000, commencing with the month of June, which is generally expected to cover all of these Expenses. The Company shall make payment to Consultant of this monthly payment in advance within the first five (5) days of the month (provided that, for the month of June, the Company shall make payment promptly following the date hereof). The parties acknowledge that from time to time, Consultant may incur extraordinary expenses. In such cases, Consultant shall endeavor to inform the Company in advance of the general level of such extraordinary expenses, to the extent it is reasonably feasible to do so. The Company shall reimburse Consultant for all such reasonable, extraordinary expenses promptly following presentation by Consultant from time to time of an itemized account of such expenditures.
Any reimbursements or in-kind benefits to be provided pursuant to this Agreement (including but not limited to Sections 2.2 and 3) that are taxable to Consultant shall be subject to the following restrictions: (a) each reimbursement must be paid no later than the last day of the calendar year following the Consultant’s tax year during which the expense was incurred; (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a tax year of the Consultant may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other tax year of the Consultant; (c) the period during which any expense may be incurred and be subject to reimbursement or any in-kind benefit may be available is one year after Services pursuant to this Agreement end as provided in Section 1.2 (or in the case of amounts payable under Section 3, ten years after the expiration of all applicable statutes of limitation related to a matter subject to indemnification); and (d) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.
If Consultant contributes meaningfully to projects that have a significant impact on the Company’s operations, strategy or prospects, he may become eligible for a cash performance payment, in the discretion of the Chief Executive Officer.
It is intended by the Company and Consultant that all compensation payable or provided to the Consultant under this Agreement or otherwise, which is subject to Code Section 409A, shall fully comply with the provisions of Code Section 409A and the Treasury Regulations relating thereto so as not to subject Consultant to the additional tax, interest or penalties which may be imposed under Code Section 409A. It is also intended that any cash amount payable under Section 2.4 above shall be fully paid, in all cases, within a period of time following the consummation of the Eligible Project that will cause the cash amount to be entirely exempt from Code Section 409A as a short-term deferral (based upon the substantial risk of forfeiture, within the meaning of Treasury Regulation § 1.409A-1(d), lapsing upon such consummation). Accordingly, this Agreement shall be interpreted and applied at all times to achieve these results, notwithstanding anything herein to the contrary. The parties acknowledge that Code Section 409A is ambiguous in certain respects. The Company agrees that it will attempt in good faith to take any action, or to refrain from taking any action, as necessary to avoid the imposition of tax, interest and/or penalties upon the Consultant under Code Section 409A. To the extent the Company, in good faith, has acted or refrained from acting as required by this Section, it will not be responsible for any consequences of failure to comply with Code Section 409A. In addition, it is further intended that this Agreement shall result in the Consultant having an independent contractor relationship with the Company; subject only to the preceding provisions of this Section 2.5 that relate to Code Section 409A, this Agreement shall be interpreted and applied at all times consistently with this intent.
     3. INDEMNIFICATION.
In connection with any claims asserted against Consultant arising or related to Consultant’s provision of Services to the Company, the Company agrees that Consultant shall have the same indemnification rights from the Company that would have been available to Consultant had he remained an employee of the Company.
     4. NONDISCLOSURE OF CONFIDENTIAL INFORMATION; TRADING IN COMPANY STOCK.
During the provision of Services and thereafter, Consultant shall not, without the prior written consent of the Company, disclose any Confidential Information except (i) in the business of and for the benefit of the Company, while providing services to the Company, or (ii) when required to do so by a court of competent jurisdiction, by any administrative body or legislative body. “Confidential Information” shall mean non-public information concerning the Company’s financial data, strategic business plans, product development and other proprietary information, except for items which have become publicly available information or are otherwise known to the public (and similar information regarding other companies, which Consultant obtains in connection with his services for the Company). Confidential Information does not include information the disclosure of which could not reasonably be expected to adversely affect the business of the Company (or the business of other companies referenced in the prior sentence).
Consultant agrees to consider all applicable insider trading laws and regulations prior to engaging in the purchase or sale of Company equity securities during the term of this Agreement, and to consult with the Company on such matters in advance.
     5. WORK PRODUCT.
All intellectual property rights, including, but not limited to, trade secrets, data, software, documentation, analyses, methods, processes, or other intellectual property rights associated with the Services under this Agreement (collectively, the “Work Product”) shall belong exclusively to Company and shall, to the extent possible, be considered a work made for hire for Company within the meaning of Title 17 of the United States Code. Consultant automatically assigns all right, title, or interest he may have in such Work Product to Company.

     6. SEPARABILITY.
If any provision of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, then such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.
     7. ASSIGNMENT.
This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of Consultant and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by Consultant (except by will or by operation of the laws of intestate succession) or the Company, except that the Company shall assign this Agreement to any successor (whether by merger, purchase or otherwise) to all or substantially of the stock, assets or businesses of the Company.
     8. AMENDMENT.
This Agreement may only be amended by mutual written agreement between the Company and Consultant.
     9. NOTICES.
All notices or communications hereunder shall be in writing, addressed as follows:

To the Company:	ConAgra Foods, Inc.
One ConAgra Drive
Omaha, Nebraska 68102
Attn: Corporate Secretary

To Consultant:	At the address shown on the records of the Company
Any such notice or communication shall be sent certified or registered mail, return receipt requested, postage prepaid, addressed as above (or to such other address as such party may designate in a notice duly delivered as described above), and the actual date of mailing shall determine the date at which notice was given.
     10. GOVERNING LAW.
This Agreement shall be construed, interpreted and governed in accordance with the laws of Delaware without reference to such state’s rules relating to conflicts of law.
     11. ARBITRATION.
Any controversy or claim arising out of this Agreement or any breach shall be resolved by arbitration pursuant to this Section and the then current rules of the American Arbitration Association. The arbitration shall be held in Omaha, Nebraska before three arbitrators who are knowledgeable of employment law. If the parties cannot agree on the appointment, then one arbitrator shall be appointed by the Company, one by the Consultant, and the third shall be appointed by the first two arbitrators. The arbitrator’s decision and award shall be final and binding and may be entered in any court having jurisdiction thereof. The arbitrator shall not have the power to award punitive or exemplary damages. Each party shall bear its own attorneys’ fees and discovery costs associated with the arbitration, however the costs and expenses of the arbitrator(s) shall be borne by the Company. All other costs and expenses of the arbitration shall be borne as provided by the rules of the American Arbitration Association; provided, however, that unless the arbitrators determine the position of the Consultant was frivolous, then Consultant shall be entitled to reimbursement for reasonable attorneys’ fees and expenses and arbitration expenses incurred in connection with the dispute. If any portion of this Section 11 is held to be unenforceable, then it shall be severed and shall not affect either the duty to arbitrate or any other part of this Section 11. The Company may seek interim injunctive relief to enforce restrictive covenants pending resolution of any arbitration.

     12. CONSULTANT REPRESENTATION.
The Consultant represents and warrants to the Company that the Consultant’s provision of services by the Consultant to the Company or the Consultant’s disclosure of any information to the Company or its use of such information will not violate or breach, any employment, retainer, consulting, license, non-competition, non-disclosure, trade secrets or other agreement between the Consultant and any other person, partnership, corporation, joint venture, association or other entity.
     13. ENTIRE AGREEMENT; EXTENSION OF “RESTRICTED PERIOD” IN EMPLOYMENT AGREEMENT.
This Agreement constitutes the entire agreement between the parties respecting the subject matter hereof, and there are no representations, warranties or other commitments other than those expressed herein. Consultant and the Company acknowledge and agree that certain provisions of the Employment Agreement survive the termination of Consultant’s employment with the Company (including, but not limited to, the directors and officers liability coverage and indemnification protections set forth in Section 4.3 of such agreement and the noncompetition and non-solicitation covenants set forth in Section 7 of such agreement), and that Sections 2, 3, 4.1 and 5, Sections 10 through 12 and this Section 13 survive the cessation of Services or termination of this Agreement. With respect to the noncompetition and non-solicitation covenants set forth in Section 7 of the Employment Agreement, the Consultant agrees that in partial consideration for the compensation identified in Section 2.1 hereof, the “Restricted Period” identified in such Section 7 shall be extended until the later of (a) May 29, 2012 and (b) six months following the termination of this Agreement. The Company acknowledges and agrees that no provision of, and no action taken under, this Agreement shall in any way affect Consultant’s rights earned during his prior employment with the Company under the Company’s employee benefit plans.
IN WITNESS WHEREOF, the parties have executed this Agreement the 20th day of June, 2011, to be effective as of the date first above written.
THIS CONTRACT CONTAINS AN ARBITRATION PROVISION WHICH MAY BE ENFORCED BY THE PARTIES.

CONAGRA FOODS, INC.

By:	/s/ Gary M. Rokdin
President and Chief Executive Officer

/s/ Robert F. Sharpe, Jr.
Robert F. Sharpe, Jr.

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